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                         TRADEMARK SUBLICENSE AGREEMENT

                                    PREAMBLE

         AGREEMENT made this 22nd day of June, 2000, by and between GTFM, LLC, ("Sublicensor") a New York Limited Liability Company having an office at 350 Fifth Avenue, New York, New York 10118, and Jean Philippe Fragrances, LLC ("Sublicensee"), a New York limited liability company with an office at 551 Fifth Avenue, New York, New York 10176.

                              W I T N E S S E T H :

         WHEREAS, Sublicensor is the Master Licensee of the trademarks "FUBU", "FUBU" and design and FB and design as shown in Exhibit A hereto (collectively the "Trademark"); and

         WHEREAS, GTFM, Inc., the master licensor of Sublicensor ("Master Licensor"), and Sublicensor have extensively promoted the Trademark and have widely distributed apparel under the Trademark in the U.S.; and

         WHEREAS, the Trademark as a result has acquired a substantial reputation and goodwill;

         WHEREAS, Sublicensee is desirous of associating certain of its products with the Trademark;

         WHEREAS, Sublicensor is willing to grant a sublicense to Sublicensee to use the Trademark in conjunction with the Sublicensed Products (as such term is defined below) in the Territory hereinafter defined, subject to the terms and conditions


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hereinafter set forth and provided that Sublicensor is given full legitimate control with respect to the nature and quality of the goods to which the Trademark is applied and with respect to the manner of use of the Trademark thereon, pursuant to the terms and conditions hereof;

         NOW, THEREFORE, in consideration of the promises set forth below, it is agreed as follows:

                                    ARTICLE I

         1.       Scope

                  1.1 The term of this Agreement shall commence on this date, and expire automatically on the earlier of (a) December 31, 2006 or (b) the date of expiration or termination of the Master License Agreement, as such term is defined in paragraph 1.5 below, unless sooner terminated pursuant to the terms and conditions hereof (the "Initial Term"). The term "Contract Year" as used in this Agreement shall mean (a) for the first Contract Year, the period beginning on the date of this Agreement and ending on December 31, 2002 and (b) thereafter each successive, twelve month period beginning on January 1 and ending on December 31.

                  1.2 The territory of the sublicense granted hereunder is hereby defined as worldwide (the "Territory").

                  1.3 The goods to which this sublicense relates are hereby defined as and limited solely to the following categories of



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goods bearing the Trademark for men's, women's and children's fragrance products: perfumes, eau de toilette, eau de cologne, deodorants, health and beauty care products and grooming products, all subject to the provisions of
Article III below, but in no event any cosmetics products, whether make-up or otherwise, (the "Sublicensed Products"), and no other goods. In the event Sublicensor wishes to sublicense a third party any products for the Trademark within the category of cosmetics (a "Cosmetics License"), Sublicensor shall be required, provided Sublicensee is then in compliance with all the terms and conditions of this Agreement, to grant Sublicensee a right of first refusal to enter into a sublicense for the Trademark for such products based on the following procedures. Sublicensor shall, in such event, send Sublicensee, by written notice, the business terms and conditions offered by a third party for a Cosmetics License (a "Cosmetic License Notice"). Sublicensee shall have twenty-five (25) days from the receipt of the Cosmetic License Notice to advise Sublicensor if it will enter into a Cosmetic Sublicense based on the business terms and conditions set forth in the Cosmetics License Notice (a "Cosmetics License Acceptance Notice"). If Sublicensee does not transmit to Sublicensor a Cosmetics License Acceptance Notice within such twenty-five (25) day period, Sublicensor shall be free to enter into a Cosmetics License with a third party on the business terms and conditions set forth in the


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Cosmetics License Notice. If Sublicensee transmits to Sublicensor within such twenty-five (25) day period a Cosmetics License Acceptance Notice, Sublicensee shall be required to execute an amendment to this Agreement granting Sublicensee a sublicense for the products specified in the Cosmetics Sublicense Notice, based on the business terms set forth in such notice, with other provisions reasonably required in relation thereto, and with the Guaranty of Payment and Performance amended so as to extend to any amendment, within thirty (30) days after receiving such a draft amendment to this Agreement ("Cosmetics Amendment"). In the event Sublicensee does not execute a Cosmetics Amendment within such thirty (30) day period, Sublicensor shall be entitled to enter into a Cosmetics License with a third party based on the business terms set forth in the Cosmetics License Notice. This Sublicense does not authorize Sublicensee to open any retail stores using the Trademark.

                  1.4 (a) Sublicensor hereby grants to Sublicensee a non-transferable, non-assignable and non-sublicensable, and except as otherwise provided in paragraphs below or in paragraph 1.12 below, exclusive sublicense to use the Trademark during the Initial Term solely within the Territory and solely on and in association with the promotion, advertising, manufacturing and selling of the Sublicensed Products, and for no other goods. Notwithstanding anything contained above, Sublicensor's other Sublicensees, and distributors, and/or their authorized sub-sublicensees or sub-sub-



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distributors, may promote, market and sell Sublicensed Products only in retail stores operated by them in countries outside the United States and Canada provided such Sublicensed Products are purchased from Sublicensee pursuant to
Section 1.15 below.

                      b) Nothing contained herein shall preclude Sublicensee from obtaining one or more distributors for countries in the Territory provided the following conditions are first satisfied: (i) Sublicensee may not retain more than five (5) distributors, operating at the same time, in any one country;
(ii) the proposed distributor must be of good reputation, financially capable, and have substantial experience selling the Sublicensed Products in the particular part of the Territory for which it is proposed to act as a distributor; (iii) Sublicensee shall furnish such information in writing about the proposed distributor as Sublicensor reasonably requests; (iv) Sublicensee shall furnish Sublicensor with the proposed distribution agreement in English which agreement shall be subject to Sublicensor's prior written approval, which approval shall not be unreasonably withheld, provided it shall be reasonable for Sublicensor to deny such approval if any of the terms and conditions of clause
(ix) below are not complied with; (v) the proposed distributor and must be approved in advance, in writing by Sublicensor, with such approval not to be unreasonably withheld; (vi) the proposed distributor shall sign an agreement requested by Sublicensor to confirm the


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proposed distributor's compliance with this Agreement in the form annexed hereto as Exhibit B; (vii) the distributor's sole right shall be to market and sell Sublicensed Products bearing the Trademark sold to distributor by Sublicensee;
(viii) any breach of this Agreement by a distributor shall also be deemed a breach by Sublicensee, if it continues to sell Sublicensed Products to such distributor with actual knowledge that the distributor is not complying with the terms of this Agreement thereto; and (ix) the proposed distribution agreement shall expressly expire no later than the expiration or termination of this Agreement, and be expressly subject to the earlier termination provisions of paragraph 1.12 below and shall provide that the distributor shall comply with, and abide by, all non-monetary terms of this Agreement including all provisions permitting Sublicensor to audit records (in this case the distributor's records) and contain no provision that is contrary to the terms of this Agreement. In addition to, and not in limitation of any rights set forth above, if a distributor of Sublicensee is in breach of this Agreement, Sublicensor shall be entitled, in its sole discretion on written notice to Sublicensee, to terminate the distributor and replace the terminated distributor with a distributor chosen by Sublicensor ("Replacement Distributor"), in which event such Replacement Distributor shall purchase all Sublicensed Products from Sublicensee on the basis set forth in paragraph 1.15 below.



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Sublicensee shall take all actions necessary to ensure that all distributors comply with all non-monetary terms of this Agreement. Sublicensor, once it receives all information required hereunder, shall not unreasonably delay its approval or rejection of a proposed distributor.

                      (c) Sublicensee shall use its best efforts to market, promote and sell the Sublicensed Products in the Territory. Sublicensee shall sell Sublicensed Products only to such upscale catalog companies and retail stores specified on the schedule annexed hereto as Exhibit C and to any retail stores to whom Sublicensor sells apparel bearing the Trademark in the Territory, about which retail customers Sublicensor shall keep Sublicensee periodically informed, and Permitted Drug Stores (as such term is defined below) but excluding mass market retailers (with such upscale retail catalog companies and stores collectively referred to hereinafter as the "Authorized Distribution Channels"). A Permitted Drug Store" means collectively (a) any individual, independent drug store which either sells any two of the following brands of fragrance: Tommy Hilfiger, Calvin Klein, Nautica, Ralph Lauren, Polo, Burberry, Paco Rabanne, Carolina Herrera, 212, Chanel, Christian Dior and Cacherel (collectively, "Acceptable Other Brands") and (b) any group or chain of drug stores, whose stores offer, in a representative number of stores, at least two of the Acceptable Other Brands, it being understood that a chain shall


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not be authorized if only a small percentage of its stores offer two Acceptable
Other Brands (without limiting any other rights or restrictions set forth in this paragraph 1.4(c), if at any time the conditions specified in the immediately preceding sentence, are no longer satisfied for any drug store, drug store group, or drug store chain, then Sublicensor may remove any such store, group or chain as a Permitted Drug Store and from Authorized Distribution Channels (an "Excluded Drug Store"), on written notice to Sublicensee, in which event Sublicensee may sell no further Sublicensed products to such Excluded Drug Store, except to fulfill existing binding orders. Sublicensee shall not sell any Sublicensed Products through its own Internet site, or to any other company for its sale through its Internet site; however, Sublicensee may sell Sublicensed Products to retailers within Authorized Distribution Channels that do business primarily from physical ("brick and mortar") store locations, but which also maintain their own Internet site. Notwithstanding anything contained in this Agreement to the contrary, including in this paragraph 1.4, Sublicensee may sell Licensed Products at Close-Outs as such term is defined in paragraph 1.7 below, only to retailers approved in advance, in writing, by Sublicensor, with such approval not to be unreasonably withheld or delayed. It shall be reasonable for Sublicensor to disapprove a proposed close-out retailer for the reason, amongst other reasons, that the retailer is within


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Authorized Distribution Channels. Any retail customer not within the Authorized
Distribution Channels must be approved in advance, in writing, by Sublicensor, before an order is taken by Sublicensee or Sublicensed Products are sold thereto, which approval shall not be unreasonably withheld or delayed. Sublicensor shall grant consent to any department store which is at the general price and prestige level of at least that of J.C. Penney, and to any up-scale catalog company, and to drug stores that come within the definition of a Permitted Drug Store, but in no event to mass market retailers. Sublicensee shall provide to Sublicensor on the first day of each Contract Year beginning on January 1, 2002, in writing, with its then current customer list. Sublicensee's failure to provide any such list shall be an Event of Default under paragraph
6.1 if not cured within ten (10) business days after receipt of notice. Sublicensor and Sublicensee shall meet periodically to review customers of Sublicensor that are appropriate for Sublicensee. Sublicensor, may within ten
(10) business days after each receipt of Sublicensee's customer list advise Sublicensee in writing that one or more of such retail customers are no longer approved as within Authorized Distribution Channels, which disapproval must be given on a reasonable basis, including, without limitation, that a drug store or drug store group or chain no longer qualifies as a Permitted Drug Store. Once a disapproval is given, Sublicensee may not accept additional orders for Sublicensed


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Products from such disapproved retail customer but may fill any existing order.
Neither Sublicensee nor Sublicensor shall sell or distribute Sublicensed Products to retail purchasers for their use as premiums, prizes or giveaways, except in connection with (a) gifts with purchase, (b) purchase with purchase and (c) miniature Sublicensed Products. Sublicensee shall use its best efforts to promote and sell Sublicensed Products, and shall at all times maintain a sales staff non-exclusively devoted to promote such sales.

                      (d) Sublicensee shall not during the Initial Term employ or retain the services of any person who performs sales or design services for Sublicensor, except to retain the non-exclusive services of road sales contractors of Sublicensor by agreements in accordance with paragraph 1.6 below. Sublicensee shall, as directed, by Sublicensor, coordinate its selling efforts with those of Sublicensor and its other sublicensees. Sublicensor shall, at all times offer for sale at least one item of fragrance Sublicensed Products after such item is introduced in the Territory. The failure to so offer at least one item of fragrance Sublicensed Products for sale after its initial introduction shall be a material breach of this Agreement.

                  1.5 (a) Sublicensor represents and warrants to Sublicensee that (i) Sublicensor is the sublicensee of the Trademark covering the Sublicensed Products, pursuant to a Master


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Trademark License Agreement, dated as of March 5, 1998, by and between Master
Licensor, and Sublicensor (the "Master License Agreement"); (ii) the Term of the Master License Agreement expires after the Initial Term and Renewal Term of this Agreement expires; (iii) pursuant the Master License Agreement, Sublicensor has all right and power to grant to Sublicensee the rights granted hereunder; (iv) Master Licensor is the owner of a registration for the Trademark covering wearing apparel in the United States Patent and Trademark Office ("PTO"); (v) the rights granted Sublicensee in this Agreement are exclusive and have not been granted to any third party; and (vi) Master Licensor is the owner of, or applicant for, the registrations covering the Sublicensed Products, in connection with the Sublicensed Products, in the countries specified in the Schedule annexed as Exhibit D. The countries specified in Exhibit D are hereinafter referred to as "Covered Countries", with all other countries hereinafter referred to as "Non-Covered Countries". Sublicensor specifically advises Sublicensee that (a) there are disputes with regard to the rights of Master Licensor (and thus Sublicensor) as to the Trademark in the following countries, with respect to Class 25: Brazil, China, Honduras, Hungary, Indonesia, Netherlands Antilles, Panama, Taiwan and Turkey and (b) in Hungary and Indonesia, registrations for the Trademark in Class 25 have been issued to third party persons or entities unrelated or affiliated in any way with Master Licensor or Sublicensor.


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Sublicensee shall notify Sublicensor, in writing, substantially in advance of all planned sales of Sublicensed Products bearing the Trademark in Non-Covered Countries, and shall promptly pay Sublicensor for all costs incurred by Master Licensor in applying for and prosecuting trademark registrations in each such country as follows, which costs shall be reimbursed by Sublicensor to Master Licensor from funds paid therefor by Sublicensee. Master Licensor shall, upon Sublicensee's payment to Sublicensor in advance of the costs therefor, which costs shall be reimbursable by credits only to the extent provided below, apply in Master Licensor's name, for registrations of the Trademark in Non-Covered Countries where Sublicensee intends to sell Sublicensed Products in connection with the Sublicensed Products (the "Non-Covered Applications"). Master Licensor shall, at Sublicensee's sole expense, with Sublicensee paying for all charges in advance, reimbursable by credits to the extent provided below, take such actions as are necessary to obtain registrations for the Non-Covered Applications. Sublicensee shall be entitled to receive as a credit against any Percentage Royalties payable pursuant to paragraph 2.1 below, after all Net Sales have been reported for the Contract Year during which reimbursement is sought, on a country-by-country basis, for Net Sales of Sublicensed Products bearing the Trademark relating to a Non-Covered Country where such Non-Covered Application was filed, any amounts paid to Sublicensor for the costs actually incurred and paid by Master

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Licensor for such application and prosecution, (a) only to the extent of
Percentage Royalties actually paid by Sublicensee pursuant to paragraph 2.1 for Net Sales of Sublicensed Products in the particular Non-Covered Country, and (b) then only provided that Net Sales in the Covered Countries equal, or exceed, the amount of Net Sales which when multiplied by the Percentage Royalty are equal, to or exceed, the Minimum Guaranteed Royalty for the Contract Year for which reimbursement is sought. For example, if Sublicensee pays Sublicensor $1,500.00 for a trademark application in a Non-Covered Country in the first Contract Year and Sublicensee had paid Sublicensor royalties on Three Million Five Hundred Thousand ($3,500,000.00) Dollars of Net Sales in the Covered Countries in the First Contract Year, and had paid Sublicensor One Thousand Seven Hundred Fifty ($1,750.00) Dollars of Percentage Royalties for Net Sales for the Non-Covered Country in question, the full $1500 Dollars would be creditable, (a) because Sublicensee had paid Sublicensor the royalties based on Net Sales in the Covered Countries at least equal to the Minimum Guaranteed Royalties and (b) Percentage Royalties in the Covered Country in the Contract Year equaled or exceeded the cost to be credited. However, (a) if royalties paid on Net Sales in the Covered Countries were only One Hundred Thousand ($100,000.00) Dollars in the First Contract Year, no reimbursement would be due Licensee because royalties paid on Net Sales in the Covered Countries were



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not sufficient to cover the Minimum Guaranteed Royalties during such period or
(b) if Sublicensee paid Sublicensor royalties on One Hundred Fifty ($150.00) Dollars in Net Sales on Three Thousand ($3,000.00) Dollars in the subject Non-Covered Country, Sublicensee would be only entitled to a credit of $150.00 since the Net Sales in such country generated such amount of Percentage Royalties, then if and only if, there were sufficient royalties paid on Net Sales in the Covered Countries to satisfy the Minimum Guaranteed Royalties). The aforesaid credit shall be applied against royalties payable to Licensor in the year after the Contract Year during which reimbursement is sought. In no event shall reimbursements creditable for any Contract Year exceed the sum total of royalties paid by Licensee to Licensor in excess of the Minimum Guaranteed Percentage Royalties paid pursuant to paragraph 2.2 below.

                      (b) Sublicensor shall, not except as otherwise provided in paragraph 1.9 below, use the Trademark for any purpose in connection with the Sublicensed Products within the Territory prior to the expiration or termination of this Agreement, except to promote, advertise and sell Sublicensed Products through the Internet, which products it shall purchase from Sublicensee on the basis specified in paragraph 1.9 below. Notwithstanding the foregoing, Sublicensor shall be entitled to use the Sublicensed Products for marketing and promotional purposes in trade shows, its


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showroom(s), fashion shows and in trade and consumer publications and the like. Sublicensor shall not sublicense the use of the Trademark in connection with the Sublicensed Products within the Territory during the Initial Term in connection with Sublicensed Products except as permitted in paragraph 1.12 below, or in connection with the promotion, advertising and sale of Sublicensed Products on the Internet, in which event all Sublicensed Products shall be purchased from Sublicensee on the basis specified in paragraph 1.15 below.

                      (c) Master Licensor covenants to Sublicensee that if the Master License expires or is terminated, it will enter into a direct license agreement with Sublicensee upon the same terms and conditions set forth in this Agreement, provided (a) Sublicensee is then in full compliance with each and every term of this Agreement, (b) Sublicensee executes any such direct license agreement, and (c) Sublicensee's credit rating and financial circumstances are then sound.

                   1.6 (a) If Sublicensee shall request in writing Sublicensor's assistance to obtain an order from a retail customer, Sublicensee shall pay Sublicensor a sales commission equal to (i) six (6%) percent of Net Sales, as such term is defined below in paragraph 2.1, of Sublicensed Products sold at regular prices for sales based on orders from customers, where assistance was provided by Sublicensor after a written request from Sublicensee and (ii)


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three (3%) percent of Net Sales on Sublicensed Products sold on a Close-Out price basis for sales based on orders obtained by Sublicensor from customers where assistance was provided by Sublicensor after a written request from Sublicensee. Once an initial order is obtained by Sublicensee from a retail customer for which Sublicensee requested assistance, which initial order was obtained with Sublicensor assistance (a "House Customer"), such order and all future orders from such House Customer for Sublicensed Products (whether or not such future orders are obtained with Sublicensor assistance) shall be subject to payment of commissions by Sublicensee pursuant to the above provisions. A sale is deemed made when the order is shipped. The aforesaid commissions shall be paid by the thirtieth day of each month for sales made during the preceding month, in addition to and not in limitation of, any royalties payable pursuant to Article II below, by which date Sublicensee shall also provide Sublicensor with a report of all sales of Sublicensed Products made to House Customers along with copies of invoices sent thereto.

                      (b) In addition to, but not in limitation of, Sublicensee's obligations pursuant to paragraph 1.6(a) above, which involve assistance from Sublicensor and its sales staff principally working in Sublicensor's New York showroom, Sublicensee shall, if Sublicensee shall request, in writing, the assistance of Sublicensor's independent "road" sales representatives (Eugene


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Nussbaum, Alan Karlin, Tom Nagy, Paul Buckman, Don West, their successors and/or any new such sales representatives, collectively the "Road Sales Representatives"), to assist in making sales of Sublicensed Products, (i) pay to the Road Sales Representative who provided such assistance, four (4%) percent of the Net Sales based on orders from customers where assistance was initially provided by the Road Sales Representative and (ii) pay to Sublicensor two (2%) percent of the Net Sales on orders from customers where assistance was initially provided from one of Sublicensor's Road Sales Representatives, for Sublicensor's supervision services. Once an initial order is obtained by Sublicensee from a retail customer for which Sublicensee requested assistance, which initial order was obtained with the assistance of a Road Sales Representatives (a "Road Customer"), such order and all future orders from such Road Customer for Sublicensed Products (whether or not such future orders are obtained with Sublicensor's assistance) shall be subject to payment of commissions by Sublicensee pursuant to the above provisions. A sale is deemed made when the order is shipped. The aforesaid commissions shall be paid by the thirtieth day of each month for sales made during the preceding month, in addition to and not in limitation of royalties payable pursuant to Article II below, by which date Sublicensee shall provide Sublicensor with a report of all sales of Sublicensed Products made to Road Customers along with copies of invoices sent thereto.



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                  1.7 (a) Sublicensee shall use its best efforts to sell all
Sublicensed Products at the following standard list prices: i) for U.S. domestic sales by Sublicensee, prices equal to [__________ (_____] percent off the manufacturer's suggested retail price ("MSRP") for the item in question (the "Wholesale Price"); ii) for sales to U.S. distributors for U.S. domestic sales ("Domestic Distributors") prices equal to [__________] off the MSRP for the item in question (the "Domestic Distributor Price"); and iii) for sales to distributors for resale exclusively outside the U.S. (the "Export Distributors") prices equal to [__________]off the MSRP for the item in question (the "Export Distributor Price").

                      (b) The MSRP for a one hundred milliliter bottle of eau de cologne shall be between twenty-five ($25.00) Dollars and Forty ($40.00) Dollars, with MSRP's for other items of Sublicensed Products comparably priced with such other MSRP's subject to Sublicensor's prior written approval, not to be unreasonably withheld or delayed.

                      (c) Eau de toilette Sublicensed Products for men and women shall be offered by Sublicensee for sale to the market no later than eighteen
(18) months after the date of this Agreement. Notwithstanding anything contained above (a) Sublicensee shall not be entitled to sell as Close-outs more than [__________] percent of Net Sales of Sublicensed Products in any Contract Year (a Close-out being defined for all purposes under this Agreement as a sale at

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(a) a price less than the Domestic Distributor Price, for Sublicensee's direct sales to retail customers or sales to its Domestic Distributors and (b) a price less than the Export Distributor Price for sales to its Export Distributors. Any breach of the obligations set forth in this paragraph 1.7 shall be an Event of Default under paragraph 6.1.

                      1.8 Sublicensee shall neither, directly or through any corporate affiliate or principal of Sublicensee, during the Initial Term (i) enter into a license agreement, or other agreement, with any person or entity, granting Sublicensee the right to sell products under a brand/trademark Competitive (as such term is defined below) with that of the Trademark or (ii) otherwise sell, or render services in connection with products which bear a brand/trademark which is Competitive with the Trademark to a wholesaler, distributor or retailer. Brands/trademarks which are Competitive presently include, but are not limited to, Phat Farm, D-Lo, Mecca, Groovewear, Twism, Maurice Malone, Dada, Enyce, Shabazz, Karl Kani, Pure Players, Ecko Unlimited, 10-20 Blues, Lugz, Pelle-Pelle, JNCO, Wu Wear, Boss America, Players University, RP-55, Exsto V, No Limit, Sean John, Rocawear, Avirex and any other urban brand owned by Black Entertainment Television, Puff Daddy, Puffy or any other brand owned or licensed by, or associated with Sean "Puff Daddy" Combs, but not Esco. In addition to, but not in limitation of the brands/trademarks specifically identified above,


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a brand/trademark shall be deemed "Competitive" if it is a brand/trademark name which is now or in the future principally associated with urban apparel or footwear products and known as a brand/trademark similar to those identified above. Nor shall Sublicensee or any corporate affiliate during the Initial Term or any sell-off period afforded by paragraph 6.4 below otherwise offer for sale any products within the product categories comprising Sublicensed Products bearing a Competitive brand or trademark. A corporate affiliate shall be deemed, for purposes of this Agreement, any entity, in any form, which controls, is controlled by or is under common control with Sublicensee or the Guarantor of this Agreement.

                  1.9 In the event Sublicensor or one or more affiliates (collectively, "Sublicensor") commence operation of one or more retail stores in the Territory or wish to sell Sublicensed Products through the Internet, including, without limitation, Y2G.Com, Inc., Sublicensee shall sell Sublicensed Products ordered by Sublicensor at a price equal to (a) the Export Distributor Price for the subject items or (ii) the best sales price charged to any Domestic Distributor or Export Distributor during the last twelve (12) months for the subject items (collectively, the "Most Favored Nations Distributor Price and Terms"). Payment shall be made to Sublicensee on sixty (60) days terms. Sublicensee shall transmit to Sublicensor, from to time, within ten (10) days after


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Sublicensor's request therefor, price lists and other documents reasonably required by Sublicensor to confirm the Most Favored Distribution Price and Terms for the Sublicensed Products. Sublicensor and its representatives shall also be entitled to audit Sublicensee's records relating to such Most Favored Distribution Price and Terms on five (5) days prior notice, provided such audit is within business hours and Sublicensor and/or its representative(s) shall use reasonable efforts not to interfere with Sublicensee's business activities during any audit in Sublicensee's premises. Sales of Sublicensed Products made to Sublicensor pursuant to this paragraph 1.9 and sales made pursuant to paragraph 1.15 below shall not be deemed "Net Sales" as such term is defined in paragraph 2.1 below.

                  1.10 Sublicensee shall take all commercially reasonable actions necessary to ensure that its manufacturing contractors (a) comply with all applicable labor laws, and (b) sell all Sublicensed Products only to Sublicensee. Sublicensee shall not place any additional orders with a contractor which it knows does not comply with (a) the previous sentence or (b) any document set forth in Exhibit F hereto, after learning of such non-compliance.

                  1.11 Sublicensee shall provide to Sublicensor, free of charge, six (6) items of each item of Sublicensed Products made by Sublicensee, after their introduction.


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                  1.12 (a) Notwithstanding anything contained in this Agreement to the contrary, if Sublicensee fails to report total Net Sales on and pay total Percentage Royalties on such Net Sales for any part(s) of the Territory specified in paragraph 12(b) below, within any Contract Year of the Initial Term, beginning with Contract Year 3, in an amount equal to the minimum amount specified for such part of the Territory in paragraph 1.12(b) below (each a "Minimum Foreign Annual Sale Sum"), then at the option of Sublicensor, exercised on written notice to Sublicensee, neither Sublicensee nor any distributor it has appointed shall be entitled further to offer for sale or sell any Sublicensed Products in such part of the Territory ("Excluded Territory"). In any such event, Sublicensor shall be exclusively entitled to appoint a distributor ("Replacement Distributor") for such part of the Territory who shall be entitled to promote, advertise, offer for sale and sell in such part of the Territory Sublicensed Products, provided it shall purchase all such Sublicensed Products from Sublicensee at its Most Favorable Distributor Price and Terms. Sublicensee shall fully service any Replacement Distributor with all Sublicensed Products ordered by the Replacement Distributor. Notwithstanding the foregoing, no Minimum Annual Foreign Sale Sum shall apply with respect to the following parts of the Territory until the Third Contract Year after the issuance of a registration of the trademark FUBU or FUBU & Design in Class 3 (a "Registration") to Master

Licensor, for such part of the Territory, and no such part of the Territory shall become an Excluded Territory unless such Minimum Foreign Sale Sum is not achieved therein in any Contract Year during which the Minimum Foreign Sale Sum has become effective as provided by this sentence: (a) South America - a Registration issues in at least two of Colombia, Argentina and Chile; (b) China
- a Registration issues therein; (c) India - a Registration issues therein; (d) Africa - a Registration issues for at least the following: Benin, Burkina Faso, Cameroon, Central African Republic, Chad, Congo, Egypt, Gabon, Ghana, Guinea, Ivory Coast, Mali, Mauritania, Niger, Nigeria, Senegal and Togo; (e) Russia - a Registration issues therein; (f) Canada - a Registration issues therein; (g) Middle East - a Registration issues for two of Dubai, Saudi Arabia, Kuwait and Lebanon; and (h) South Africa - a Registration issues therein. Notwithstanding anything contained to the contrary above, the failure of a Registration to issue for a country shall not entitle Sublicensee to take advantage of any time deferral provided above, if such failure is caused by Sublicensee's failure to pay Sublicensor for the Trademark Costs relating thereto.

                      (b) The Minimum Annual Foreign Sales Sums are as follows:

                                                        Amount
Europe within the EEC,
including the United Kingdom                         [__________]

South America                                        [__________]

Japan                                                [__________]

China                                                [__________]

India                                                [__________]

Russia                                               [__________]

Africa                                               [__________]

Middle East                                          [__________]

South Africa (Regardless                             [__________]
if above requirement for
Africa is met)

Australia and New Zealand                            [__________]

Canada                                               [__________]

Central America,                                     [__________]
including Mexico

                  1.13 Sublicensee shall comply with each and every obligation set forth in the Manufacturing Agreement, FUBU Code of Conduct and Certification, collectively annexed hereto as Exhibit E, the terms and conditions of which are incorporated in and made a part of this Agreement.

                  1.14 Sublicense shall cause to be performed, prior to the offer of any Sublicensed Products in the marketplace, all necessary tests required by law, if any, to confirm the safety and effectiveness of the Sublicensed Products. The results of such tests shall be promptly provided to Sublicensor. Such tests shall continue to be performed on a random sample of Sublicensed Products during the Initial Term.

                  1.15 Sublicensee shall sell all Sublicensed Products ordered by Sublicensor's authorized international sublicensees or distributors, or their authorized sub-sublicensees or sub-distributors for re-sale solely in stores operated outside the United States or Canada at a price equal to the Most Favored Nation's Distributor Price and Terms.

                  1.16 Sublicensee shall provide Sublicensor with the formula for the scent for all fragrance Sublicensed Products, which formula Sublicensee shall be entitled to use or license after the expiration or termination of this Agreement in accordance with its terms.

                  1.17 Notwithstanding anything contained in this Agreement, if Master Licensor's registration that later issues for the Trademark FUBU in the United States in Class 3 is cancelled by the U.S. Patent and Trademark Office, Sublicensee shall be entitled to terminate this Agreement on written notice to Sublicensor, whereupon the parties shall owe no further obligations one to the other, except to the extent incurred prior to such termination or expressly surviving termination.

                                   ARTICLE II

         2.       Royalties and Records.

                  2.1 In consideration for the sublicense granted hereunder, Sublicensee shall pay Sublicensor a royalty equal to [__________]percent (the "Percentage Royalty") of the total dollar Net Sales (as defined below) of Sublicensee's sales of Sublicensed Products. Percentage Royalties and Minimum Guaranteed Royalties payable pursuant to paragraph 2.2 shall be paid to Sublicensor regardless of whether Sublicensor has received sales commissions pursuant to paragraph 1.6 in connection with sales of Sublicensed Products. Such Percentage Royalties shall be paid by the thirtieth day after the end of each month for the Net Sales of Sublicensed Products obtained during the prior month. Along with each payment of Percentage Royalties, Sublicensee shall transmit to Sublicensor a written sales report signed by an officer of Sublicensee covering the immediately preceding month. Said report shall set forth the total gross sales and the computation of Net Sales, on a country-by-country basis, by Sublicensee to each customer (identified by name and address) for all Sublicensed Products which were sold during the preceding month, including, without limitation, sales by Sublicensee to its distributors. All invoices showing sales of Sublicensed Products, on a customer-by-customer basis, shall be made available for Sublicensor's inspection upon ten (10) days' notice, except that invoices of sales by distributors outside the United States shall be made available for Sublicensor's inspection on thirty (30) days notice. Such reports are required even if no sales have been made. In no event shall Sublicensor's acceptance of Sublicensee's reports, or of payments made pursuant thereto, be deemed a waiver of Sublicensor's right to challenge the accuracy of any report or the amount of any payment due from Sublicensee. Sublicensed Products are deemed "sold" when shipped. Sublicensee's "Net Sales" is defined as, except as otherwise defined below, the "Invoice Price", including, without limitation, to distributors, less only amounts payable for sales taxes billed to and paid by the customer, if any, and for reimbursement of freight charges actually incurred by Sublicensee to unrelated third parties and (a) billed as separate items to the customer or (b) not so billed separately but which expenditures are documented by satisfactory written documentation available to Sublicensor for its inspection, and credits allowed on returns of merchandise and customary trade allowances actually granted to the customer. The term "Invoice Price" as used above shall mean (a) in the case of sales by Sublicensee to its retail customers or to its Domestic Distributors, the greater of Sublicensee's actual price billed to such retail customers or Domestic Distributors or the Wholesale Price (as such term is defined above in paragraph 1.7(a)), (b) in the case of sales to Export Distributors, a price equal to the greater of (i) the actual price charged by Sublicensee to the Foreign Distributor or (ii) the "Export Distributor Price" (as such term is defined above in paragraph 1.7(a)) for Sublicensed Products so sold (c) in the case of closeout sales by Sublicensee, as such term is defined in paragraph 1.7(c), the actual price billed by Sublicensee to its customer. Further, neither salesmen's commissions nor royalties paid hereunder shall be subtracted from the invoice price in determining Net Sales.

                  2.2 Sublicensee shall pay Sublicensor an irrevocable, non-refundable Minimum Guaranteed Royalties during the Initial Term, regardless of the amount of Sublicensee's Net Sales of Sublicensed Products, the total sum of [_________________________ ($__________] Dollars payable, regardless of
Sublicensee's Net Sales, as follows:

                           On Signing                  [__________]
                           July 1, 2002                [__________]
                           October 1, 2002             [__________]

                           January 1, 2003             [__________]
                           April 1, 2003               [__________]
                           July 1, 2003                [__________]
                           October 1, 2003             [__________]

                           January 1, 2004             [__________]
                           April 1, 2004               [__________]
                           July 1, 2004                [__________]
                           October 1, 2004             [__________]

                           January 1, 2005             [__________]
                           April 1, 2005               [__________]
                           July 1, 2005                [__________]
                           October 1, 2005             [__________]

                           January 1, 2006             [__________]
                           April 1, 2006               [__________]
                           July 1, 2006                [__________]
                           October 1, 2006             [__________]

                  2.3 Sublicensee shall keep complete and accurate separate records of all sales of Sublicensed Products by Sublicensee and all its distributors, including, without limitation, all invoices, purchase orders, manufacturing records, including purchase orders and shipping documents relating to the manufacturing of Sublicensed Products and components thereof, including bottles and scent, and other records specifying the types of Sublicensed Products sold, the quantities sold, the dates of shipment, the dates of invoices, the customers to whom sold, the invoice prices and terms, returns, customary allowances and discounts granted and the Net Sales therefor. Sublicensee shall cause its distributors to maintain all the aforesaid records as to their sales. Sublicensee shall use in such records different style numbers for Sublicensed Products from those Sublicensee uses in connection with items or lines sold without use of the Trademark. Sublicensee shall prepare and maintain records for the Sublicensed Products totally separate and distinct from those prepared and maintained for items or lines sold without use of the Trademark. The aforesaid records, including all underlying documents and other documents required by Sublicensor to perform a full audit of Sublicensee's sales of Sublicensed Products, shall be open to inspection and duplication by Sublicensor, and/or its designated representative(s), at all reasonable times, upon not less than five (5) business days prior notice, during business hours and shall be maintained and preserved by Sublicensee for at least five (5) years after the Contract Year as to which the records relate. Sublicensor and/or its representative shall use reasonable efforts not to interfere with Sublicensee's business when conducting an audit at Sublicensee's premises. If as a result of any audit of Sublicensee's books and records hereunder, it is shown that Sublicensee's Net Sales of Sublicensed Products were intentionally understated by Sublicensee, or unintentionally understated by three (3%) percent or more, Sublicensee shall reimburse Sublicensor for the reasonable cost of such audit, and Sublicensee, regardless as to whether the understatement was intentional or unintentional, shall make all payments required to be made to eliminate any discrepancy revealed by said audit within thirty (30) days after Sublicensor's demand therefor. If the aforesaid audit is not disputed in good faith within thirty (30) days after receipt by Sublicensee, it shall be deemed binding. If the audit is disputed timely, Sublicensee shall be entitled to dispute the audit. All audit rights afforded under this paragraph 2.3 to Sublicensor shall be afforded to Master Licensor which shall be a third-party beneficiary thereof.

                  2.4 Sublicensee shall be entitled to take as a credit, only during the same Contract Year, against Percentage Royalties payable by Sublicensee to Sublicensor pursuant to paragraph 2.1 above, the Minimum Guaranteed Royalties paid by

Sublicensee pursuant to paragraph 2.2 above, and as against the Minimum Guaranteed Royalties payable to Sublicensor pursuant to paragraph 2.2 above, the Percentage Royalties paid to Sublicensor pursuant to paragraph 2.1 above, all to the extent not previously credited. To amplify this paragraph 2.4, if Sublicensee were required to pay Percentage Royalties through the First Contract Year of [__________] and Sublicensee's Minimum Guaranteed Royalties payable for such Contract Year of [__________] thus exceeded such Percentage Royalties by [__________], and Sublicensee had applied [__________] of Minimum Guaranteed Royalties against such paragraph 2.1 Percentage Royalties through the First Contract Year, Sublicensee could not apply the remaining [__________] of paid Minimum Guaranteed Royalties against Percentage Royalties after the First Contract Year. Similarly, if Sublicensee's Percentage Royalties payable in the First Contract Year, e.g. [__________], exceeded Minimum Guaranteed Royalties of [__________] by [__________], Sublicensee could not credit the excess [__________] of Percentage Royalties paid over the Minimum Guaranteed Royalties against Minimum Guaranteed Royalties in the succeeding Contract Year. After all crediting is applied in any Contract Year, Sublicensee shall be required to have paid Sublicensor for the Contract Year the greater of the sums payable for such Contact Year: (a) as Percentage Royalties pursuant to paragraph 2.1 or (b) as

Minimum Guaranteed Royalties pursuant to paragraph 2.2, but no more than such amount.

                  2.5 Without limiting Sublicensor's rights with respect to a non-payment default pursuant to Article VI below, any payment of royalties not made to Sublicensor within ten (10) days after the due date therefor shall bear interest at the rate of twelve (12%) percent per annum.

                  2.6 Sublicensor's acceptance of royalties and any other monies due under this Agreement shall never be deemed an acceptance or waiver of any breaches of this Agreement by Sublicensee.

                  2.7 Conversion of foreign currencies into U.S. dollars shall be based on the conversation rate into U.S. dollars quoted in the Wall Street Journal, averaged for each day of the payment quarter in question.

                                  ARTICLE III

         3.       Sublicensor's Control of the Goods and Trademark

                  3.1 Sublicensee's designers shall meet with Sublicensor's designers to communicate about design concepts and strategies as reasonably requested by Sublicensor. Sublicensee shall promptly notify Sublicensor of the names and addresses of all manufacturers of the Sublicensed Products for Sublicensee, which names shall be kept confidential by Sublicensor except in connection with any legal action relating to this Agreement.

                  3.2 The contents and workmanship of the Sublicensed Products shall be at all times of high quality, consistent with the reputation, image and prestige of the Trademark. The Sublicensed Products, and all packaging and labeling shall comply with all applicable laws and regulations. Sublicensor shall be entitled to exercise control with respect to the design and quality of Sublicensed Products to the extent provided below. For each item of Sublicensed Products bearing the Trademark to be manufactured for and/or sold by Sublicensee, the following procedures shall apply:

                      (a) Sublicensee shall promptly notify Sublicensor of all projected launch dates for new proposed items of Sublicensed Products ("Launch Date"). At least six (6) months prior to the Launch Date into the marketplace of each proposed item of Sublicensed Products, Sublicensee shall deliver to Sublicensor (i) a sample of proposed packaging for the items, including any tubes or similar containers, (ii) a lucite prototype of any bottle to be used for the item, and (iii) the item of Sublicensed Products itself (e.g. the scent). Each such item must be affixed with an identification tag containing the following information: date of sample presentation, Sublicensee's name, factory name, style number, size of the sample, description of the item, and that the sample is of a pre-production nature. Production samples shall be affixed with the same tags, except indicating that the sample is of a production nature. Both pre-production and production samples shall be affixed with all labels and tags which shall be affixed to the item when sold by Sublicensee to retailers. Samples of Sublicensed Products shall be subject to Sublicensor's approval both as to scent, style of packaging and quality. Approvals or rejections shall be made in writing within ten (10) days after Sublicensor's receipt of the samples. Approvals as to the style and quality of an item may be granted or denied in Sublicensor's sole discretion. Once approval of an item of Sublicensed Products is granted by Sublicensor, it may not be revoked. Notices denying approval shall set forth in reasonably appropriate detail the reasons for the denial (a denial as to style may merely state that Sublicensor rejects the style). In the event Sublicensor does not deny approval within ten (10) days after receipt of a sample or drawing, and such approval is not denied within an additional three (3) business days after a second notice from Sublicensee requesting approval is received by Sublicensor, it shall be deemed approved. Any pre-production sample rejected shall be resubmitted with corrections, if Sublicensee wishes to offer such item for sale, within a reasonable time after Sublicensee received the rejection and reasons therefor from Sublicensor.

                      (b) In the event Sublicensor disapproves a sample, it shall specify the basis for such disapproval. After rectifying all problems with any disapproved item, Sublicensee shall, if it wishes to sell such item of Sublicensed Products, resubmit said item for approval in accordance with the terms of this paragraph 3.2.

                      (c) In the event Sublicensee proposes at any time to change materially and substantially the method of manufacture, materials, nature, style or quality of Sublicensed Products, such changed products shall be considered new items and shall be submitted for approval as specified above.

                      (d) Sublicensee shall not use the Trademark, or any colorable imitation thereof, or any part thereof, on any product or item that has not been approved by, or which has been disapproved by, Sublicensor.

                      (e) Sublicensor shall have the right to inspect during normal business hours Sublicensee's manufacturers and the premises and warehouse(s) of Sublicensee to determine compliance with the provisions of this paragraph 3.2 and paragraph 3.4 below at any time upon three (3) business days' notice.

                      (f) Without limiting Sublicensor's rights under Article VI below, in the event Sublicensee manufactures any Sublicensed Products which are not approved by Sublicensor, or which do not comply with paragraph 3.2(g) below, Sublicensee, at Sublicensor's request, shall immediately cease and desist any further production and sale of such Sublicensed Products unless and until otherwise instructed by Sublicensor in writing.

                      (g) Production items of Sublicensed Products shall conform in all respects to the prototypes and samples approved hereunder and be at least of equal quality to the prototypes and samples approved hereunder and with respect to lucite prototypes, the actual glass production bottle must be at least equal to the quality of bottles used in Acceptable Brands.

                      (h) Sublicensee shall supply to Sublicensor the name, address, telephone number, facsimile number, and contact person for each "filler" for all Sublicensed Products. In addition Sublicensee shall provide Sublicensor no later than the twenty-fifth day of each month, after the end of each month during the Initial Term, with a schedule of finished Sublicensed Products at each location in which it is maintained. Sublicensor shall be the sole importer and consignee of record of Sublicensed Products, and component products thereof, if the same are imported into the United States.

                  3.3 Sublicensee shall immediately, once available, send Sublicensor by federal express or similar overnight courier, a first production item of each style of Sublicensed Products so as to permit Sublicensor to confirm compliance with paragraph 3.2(g) above, which right shall be in addition to, and not in limitation of Sublicensor's rights under paragraph 3.2(f) above.

                  3.4 Sublicensee shall use best efforts to ensure that it shall have sufficient inventory of Sublicensed Products to satisfy orders therefor on a timely basis.

                  3.5 Sublicensee acknowledges that Master Licensor is the owner of the Trademark and all goodwill connected thereto. Sublicensee shall never (a) seek to register anywhere in the world the Trademark, any component thereof or mark similar thereto ("Related Mark"), (b) dispute Master Licensor's ownership of the Trademark or a Related Mark, or (c) oppose Master Licensor's registration of the Trademark or a Related Mark in any jurisdiction. Sublicensee shall never take any action which shall reflect adversely on the reputation enjoyed by the Trademark.

                  3.6 The use of the Trademark by Sublicensee shall inure to the benefit of Master Licensor, and Master Licensor shall have the exclusive right to obtain registrations of the Trademark for the Sublicensed Products in the United States and elsewhere throughout the world. Sublicensee acknowledges that the Trademark enjoys secondary meaning with the consuming public. The copyright for all designs of Sublicensed Products, including the shape and graphic design of all containers, packaging and bottles, and for all advertising or promotional materials or other materials specified in paragraph 3.7 made by or for Sublicensee, which include or are associated with the Trademark shall vest exclusively in Master Licensor. Sublicensee shall not use or grant others the right to use any such design, or distinctive material or component part thereof, or any fragrance, scent or other product sold as Sublicensed Products, or any fragrance confusingly similar thereto, except in connection with Sublicensed Products. Neither Sublicensee nor any Corporate Affiliate thereof may make or sell, directly or indirectly a "smell-a-like" or "knock-off" fragrance of any fragrance sold as Sublicensed Products. Nor shall Sublicensee or any Corporate Affiliate thereof make any statements, in any oral or written format, comparing any fragrance to any fragrance used in Sublicensed Products. Nothing contained in the preceding sentence shall preclude Sublicensee from using in packaging, containers or bottles components that are used in other products, provided that the design of such other packaging, bottles and containers is not derived from, the same as or similar to those employed in connection with the Sublicensed Products. Sublicensee shall, upon the request of Sublicensor execute all such documents, including Registered User Agreements, as Master Licensor may deem necessary to secure and maintain title to and registrations of the Trademark and the aforesaid copyrights in the name of Sublicensor. This Agreement does not constitute Sublicensee the legal representative or agent of Sublicensor or Master Licensor for any purpose (other than to establish and maintain rights in and claims to the Trademark in Master Licensor), and Sublicensee shall suffer no act which might convey that impression to anyone. Sublicensee is granted no right or authority to assume or create any obligation or representation, express or implied, on behalf of or in the name of Sublicensor or Master Licensor or to bind Sublicensor or Master Licensor in any manner whatsoever.

                  3.7 All packaging, labels, tags, signs, documents, stationery and other objects bearing the Trademark, and all advertising and sales promotion materials and press releases relating to Sublicensed Products bearing the Trademark or this sublicense, made by or for Sublicensee shall be submitted to Sublicensor for its prior approval. Nothing contained to the contrary herein shall be deemed to prohibit Sublicensee from disclosing such information as may be required by law. The foregoing materials shall, where reasonably possible and appropriate, contain the language "the FUBU trademark is sublicensed from GTFM, LLC". Sublicensee shall submit fair and representative samples of such materials and items to Sublicensor and seek approval of same. Approval and disapproval of such materials shall be dealt with in the same manner as specified in paragraph
3.2 above, as if the style of an item of Licensed Product were being submitted for approval (approval to be granted or denied in Sublicensor's sole discretion).

                  3.8 Sublicensee shall use and display the Trademark in such form and manner in compliance with law as is specifically approved in writing, in advance, by Sublicensor. Sublicensee shall not join any other names or trademarks with the Trademark, except to specify that the Sublicensed Products are manufactured by Sublicensee.

                  3.9 Sublicensee shall place, or have placed, on each article of Licensed Product a code, symbol, tag, statement or device which would identify the article as having been produced pursuant to this Agreement. The form, content and location of such code, symbol, tag, statement or device shall be determined by Sublicensee after consultation with Sublicensor.

                  3.10 If Sublicensee requests design services from Sublicensor, Sublicensee shall pay Sublicensor a design fee therefor, on a case by case basis.

                                   ARTICLE IV

         4.       Advertising and Trade Shows

                  4.1 (a) Sublicensee and its distributors shall spend during every Contract Year for Advertising (as such term is defined in paragraph 4.3 below) the greater of (with each such amount referred to as a "Required Annual Advertising Sum"):

                          (i) [__________] percent of Sublicensee's Net Sales
for each Contract Year; or
                          (ii) [__________] in the first Contract Year,
[__________] in the second Contract Year, [__________] in the third Contract Year; [__________] in the fourth Contract Year and [__________] in the fifth Contract Year.

                      (b) Sublicensee and its distributors shall spend [__________] percent of the Required Annual Advertising Sum on print advertising, exclusive of production costs therefor ("Print Advertising") in each Contract Year ("Required Annual Print Advertising Sum").

                      (c) Sublicensee shall prepare a projection of annual Net Sales on a country by country basis (the "Annual Projection") and provide the Annual Projection to Sublicensor by no later than December 1, 2001 for the first Contract Year, and the end of the first month of each subsequent Contract Year. Each Annual Projection shall be based upon the greater of (i) projected Net Sales of not less than [__________] for each of Contract Years 1 and 2, [__________] for each of Contract Years 3 and 4 and 5 and $5 million for each Contract Year of each renewal term or (ii) [__________] percent of the actual Net Sales for the immediately preceding Contract Year. Each Annual Projection shall be subject to the approval of Sublicensor, which shall not be unreasonably withheld or delayed.

                       (d) Sublicensee and its distributors shall spend the Required Annual Advertising Sum and the Required Annual Print Advertising Sum on a country-to-country basis, in amounts roughly proportionate (plus or minus 10%) to the amount of projected Net Sales for each country contained in the Annual Projection for such Contract Year (the "Country Percentage").

                      (e) Notwithstanding anything contained above, for the first Contract Year, Sublicensee and its distributors shall spend not less than [__________] on Print Advertising in the United States (the "Minimum Launch Advertising Sum"), which shall be credited against the Required Annual Advertising Sum and the Required Annual Print Advertising Sum for the first Contract Year.

                      (f) If Sublicensee and its distributors fail to spend in any Contract Year, any of the Required Annual Advertising Sum, Required Annual Print Advertising Sum, or in any country, the

Country Percentage of the Required Annual Advertising Sum or the Required Annual Print Advertising Sum applicable to such Contract Year (each a "Required Annual Advertising Expenditure", and with each sum not so spent as required on each Required Annual Advertising Expenditure referred to as an "Advertising Shortfall"), then, either:

                           (i) if Sublicensee and its distributors have not
expended as against each Required Annual Advertising Sum an amount therefor based on the Net Sales and Country Percentage set forth in the Annual Projection for such Contract Year (with each such sum a "Base Annual Advertising Expenditure"), then (A) Sublicensee shall pay to Sublicensor within thirty (30) days of the demand therefor, the difference between each Base Annual Advertising Expenditure and the expenditure actually made by Sublicensee and its distributors in respect thereto during the Contract Year and (B) Sublicensee and its distributors shall spend in the following Contract Year the difference between each Required Annual Advertising Expenditure for the subject Contract Year and the Base Annual Advertising Expenditure applicable thereto; or

                           (ii) if Sublicensee and its distributors have
expended as against each Required Annual Advertising Expenditure in the Contract Year the applicable Base Annual Advertising Expenditure, but there still exists an Advertising Shortfall, Sublicensee and its distributors shall spend each Advertising

Shortfall in the following Contract Year. Notwithstanding, if this Agreement is not renewed in accordance with the provisions of Article II, then notwithstanding the foregoing, if there exists any Advertising Shortfall in the last Contract Year of the Initial Term, then Sublicensee shall have no right to defer the expenditure of such Advertising Shortfall but instead shall pay to Sublicensor and amount equal to each Advertising Shortfall within thirty (30) days of the demand therefor. A Contract Year shall not be deemed the last Contract Year of the Initial Term if this Agreement is renewed in accordance with Article 11 below, for a renewal term beginning in the Contract Year following such Contract Year.

                      (g) Each obligation set forth above in paragraphs 4.1(a)-
(f) are, except as otherwise specified therein, independent obligations. The absence of an Advertising Shortfall in a given Contract Year for one Required Annual Advertising Expenditure, e.g. for the Required Annual Advertising Sum, shall not eliminate an Advertising Shortfall for another Required Annual Advertising Expenditure.

                      (h) If Sublicensee and its distributors are permitted to spend an Advertising Shortfall in the following Contract Year in accordance with the provisions of Paragraph 4.1(f)i) or ii), and Sublicensee and its distributors do not spend such Advertising Shortfall in the following Contract Year, then Sublicensee shall pay to

Sublicensor within thirty (30) days of the demand therefor, the amounts not so spent. An Advertising Shortfall may be deemed not spent in the following Contract Year unless in such following Contract Year Sublicensee spent in respect of the particular Required Annual Advertising Expenditure for which the Advertising Shortfall occurred, an amount equal to (a) the subject Advertising Shortfall from the prior Contract Year plus (b) the Base Annual Advertising Expenditure for such Required Annual Advertising Expenditure for such following Contract Year.

                      (i) Notwithstanding the provisions of Paragraph 4.1(f), if Sublicensee and its distributors fail to spend in Contract Year 1, the Minimum Launch Advertising Sum, then Sublicensee shall pay to Sublicensor within thirty
(30) days of the demand therefor, the amounts not so spent.

                      (j) Any payment required to be made by Sublicensee to Sublicensor pursuant to paragraphs 4.1(f), (g) and (i) above, are hereinafter referred to as "Shortfall Payments".

                  4.2 (a) Within ninety (90) days subsequent to the close of each Contract Year, Sublicensee shall submit to Sublicensor a detailed report signed by Sublicensee's Chief Financial Officer, certifying as accurate Sublicensee's and its distributors' expenditures of Advertising (each an "Advertising Report"). Each Advertising Report shall be supported by reasonable written evidence demonstrating the amounts so expended, which shall be available for inspection by Sublicensor upon reasonable notice to

Sublicensee. If any Required Annual Advertising Expenditure is not set forth in an Advertising Report, then upon written notice from Sublicensor to Sublicensee, Sublicensee shall specify the Required Advertising Expenditure not set forth. If within fifteen (15) days after receipt of such notice, Sublicensee does not, by a second Advertising Report, certify that the Required Annual Advertising Expenditure in question was made and provide reasonable written evidence demonstrating the amounts so expended, then the expenditure shall be deemed not to have been made.

                      (b) Sublicensee shall keep complete and accurate records of all Advertising expenditures by Sublicensee and its distributors, on an expenditure, by expenditure, basis. The aforesaid records, and all documents required by Sublicensor to perform a full audit of Sublicensee's and its distributor's Advertising expenditures shall be open to inspection and duplication by Sublicensor, and/or its designated representative(s), at all reasonable times, upon not less than three (3) business days prior notice, during business hours and shall be maintained and preserved by Sublicensee for at least five (5) years after the Contract Year as to which the records relate. Sublicensor and/or its representatives shall use reasonable efforts not to interfere with Sublicensee's business when conducting audits at Sublicensee's premises. If as a result of any audit of Sublicensee's books and records hereunder, it is shown that such

Advertising expenditures were intentionally understated by Sublicensee, or unintentionally understated by three (3%) percent or more, Sublicensee shall reimburse Sublicensor for the reasonable cost of such audit, and Sublicensee, regardless as to whether the understatement was intentional or unintentional, shall make all payments required to be made to eliminate any Advertising Shortfall revealed by said audit within thirty (30) days after Sublicensor's demand therefor. If the aforesaid audit is not disputed in good faith within thirty (30) days after receipt by Sublicensee, it shall be deemed binding. If the audit is disputed timely, Sublicensee shall be entitled to dispute the audit. All audit rights afforded under this paragraph 4.2 to Sublicensor shall be afforded to Master Licensor which shall be a third-party beneficiary thereof.

                  4.3 For purposes of this Article IV, "Advertising" shall mean amounts actually spent by Sublicensee and its Distributors for the promotion and advertising of the Sublicensed Products developed exclusively by or for Sublicensee and its distributors and approved by Sublicensor in accordance with paragraph 4.4: (a) for consumer advertising of the Sublicensed Products in newspapers, magazines, billboards, bus and subway advertising, posters, television and radio advertising, and in-store visual promotional materials, gifts with purchase, amounts paid to demonstration personnel (but not to sales persons), amounts paid for testers, samples, vials, (b) cooperative advertising, and (c) for production of media advertising to third parties (but in-house costs shall not be counted as Advertising). Amounts spent on trade shows and/or public relations shall not constitute Advertising expenditures unless expressly approved as Advertising in advance in writing by Sublicensor. Sublicensee shall promptly furnish to Sublicensor, at no expense to Sublicensor, copies of all print advertisements, videos, and editorial press coverage obtained through Sublicensee's public relations and advertising activities.

                  4.4 All advertising materials and media placement shall be submitted exclusively by Sublicensee (not by any distributor) to Sublicensor for its prior written approval, for among other matters, as to appearance, content and placement, which approval shall be granted or denied in Sublicensor's sole discretion.

                  4.5 The use of any celebrity or other person as a spokesperson for Sublicensee in connection with Advertising or promotion of the Sublicensed Products must be approved in advance in writing by Sublicensor, which approval may be granted or denied in Sublicensor's sole discretion.

                  4.6 Sublicensee shall be entitled to participate in Sublicensor's booths in the two (2) MAGIC trade shows per year, provided Sublicensee agrees, in writing at least sixty (60) days prior to the trade show, to pay and does, in fact, pay within ten (10) days after receipt from Sublicensor of a bill therefor, its pro rata share of all costs and expenses associated with the trade show, including all costs in connection with the rental of such space, the construction of the booths, including all electronic installations and/or rentals, and the costs of all live or recorded fashion shows presented at the trade show. Pro rata as used in this paragraph shall mean the fraction resulting where the numerator is the square footage of Sublicensee's space at the trade show and the denominator is the entire space of Sublicensor and all other sublicensees but excluding the common space therein.

                                    ARTICLE V

         5.       Indemnification and Insurance

                  5.1 Sublicensor shall defend Sublicensee by counsel reasonably acceptable to Sublicensee, indemnify and hold Sublicensee harmless from and against (a) any and all claims relating to the breach of this Agreement, or any agreements annexed as exhibits thereto, by Sublicensor or Master Licensor, including, without limitation, in connection with any claims asserted by third parties, and (b) any and all claims instituted against Sublicensee by a third party in which it is alleged that the use of the Trademark in accordance with this Agreement, infringes the trademark rights of a third party in any country as to which Master Licensor possesses a registration of the Trademark covering the Sublicensed Products in International Class 3 for the particular Trademark at issue, only where such alleged infringement occurred after the issuance of the aforesaid trademark registration in the subject country, for the particular Trademark at issue. (For example, if a registration has issued in Class 3 in Country A for the Trademark FB and design, but no registration has issued in Country A for the Trademark FUBU, and there is a claim that Sublicensee's use of the Trademark FUBU in Country A has infringed a third party's rights, no indemnification pursuant to this paragraph 5.1 shall be required since no registration for the Trademark FUBU (the subject of the infringement claim), was in effect prior to Sublicensee's use thereof in Country
A. The obligations arising from clause (b) of the preceding sentence do not pertain to the use of any styles, designs, ornamentation or other items, separate and apart from the use of the Trademark itself. For any matter indemnifiable hereunder, Sublicensor shall indemnify Sublicensee against all out-of-pocket losses, including the payment of any and all claims, damages (but excluding consequential damages and lost profits), expenses (including reasonable attorneys' fees and disbursements), cost, liabilities, settlements, fines or judgments actually suffered by Sublicensee. This indemnity shall be paid within thirty days after the submission of a statement to Sublicensor of the amount due to Sublicensee. Statements may be rendered "on account" for ongoing indemnifiable expenses such as attorneys' fees. Sublicensee shall give Sublicensor prompt written notice of any claim that Sublicensee's use of the Trademark violates the rights of another. Sublicensee shall give Sublicensor full control over the defense against such claim, including, but not limited to, the right to choose Sublicensee's attorneys, subject to same being reasonably acceptable to Sublicensee, direct their conduct and Sublicensee's conduct, and to settle any such claims, provided Sublicensee receives a general release as a result of any such settlement.

                  5.2 Sublicensor shall not indemnify Sublicensee in respect of legal expenses Sublicensee incurs in any action undertaken by Sublicensee against a third party who Sublicensee claims is or will be infringing the Trademark in the Territory, unless and until Sublicensor, in writing, (a) authorizes Sublicensee to institute the particular action and (b) authorizes indemnification of Sublicensee's legal expenses incurred thereunder. Sublicensee shall not institute any such action against a third party without the prior written consent of Sublicensor, which consent may be approved or denied in Sublicensor's sole and absolute discretion. However, in the event Sublicensor or Master Licensor takes legal action against any person or entity selling Sublicensed Products infringing the Trademark, after Sublicensee has requested Sublicensor to take action against such infringer, Sublicensee shall pay Sublicensor, within ten (10) days after a receipt of a statement therefor, a sum equal to fifty (50%) percent of the costs and expenses of any such action (including reasonable attorneys' fees and investigation costs) and receive fifty (50%) percent of any damages collected by Sublicensor or Master Licensor by way of judgment or settlement as a result of such legal action.

                  5.3 Sublicensee shall defend Sublicensor and Master Licensor, by counsel reasonably acceptable to Sublicensor and Master Licensor, and indemnify and hold Sublicensor and Master Licensor harmless from and against (a) any and all actions, claims and proceedings, whether groundless or not, which may be instituted against Sublicensor or Master Licensor by a third party arising out of any act, omission or conduct of Sublicensee, its agents or employees, or distributors relating to Sublicensee's performance or implementation of this Agreement, including without limitation, out of the manufacture, offer, sale, advertising or promotion of the Sublicensed Products made by or for Sublicensee and (b) any and all claims and actions relating to the breach of this Agreement, and/or any exhibits thereto, by Sublicensee and/or its distributors. For any matter indemnifiable hereunder, Sublicensee shall hold Sublicensor and Master Licensor harmless from and against all claims, damages (excluding consequential damages and lost profits), expenses (including reasonable attorneys' fees and disbursements), costs, liabilities, settlements, fines or judgments relating to the above. This indemnity does not extend to claims that Sublicensee's use of the Trademark in connection with the Sublicensed Products, as authorized and approved hereunder, violates the rights of another. This indemnity shall be paid within thirty (30) days after the submission of a statement to Sublicensee of the amount due to Sublicensor, or its payees. Statements may be rendered "on account" for ongoing indemnifiable expenses such as attorneys' fees. The amount of Sublicensee's product liability insurance specified in paragraph 5.4 below shall not, in any respect, limit the amount of Sublicensee's indemnity obligations pursuant to this paragraph 5.3 or paragraph 5.5 below. Sublicensee shall give Sublicensee full control over the defense against such claim, including, but not limited to, the right to choose Sublicensor's attorneys, subject to same being reasonably acceptable to Sublicensor, direct their conduct and Sublicensor's conduct, and to settle any such claims, provided Sublicensor receives a general release as a result of any such settlement. Notwithstanding anything contained above, if any matter indemnified above relates to the Trademark, Sublicensee may not direct counsel or Sublicensor's conduct in any action relating thereto.

                  5.4 Sublicensee shall obtain and maintain during the Initial Term and for at least two (2) years thereafter, at its own cost and expense, product liability insurance covering all Sublicensed Products marketed under the Trademark in the amount of $3,000,000.00 single limit, with Sublicensor and Master Licensor named as additional named insureds under the said policy of insurance. The terms of such policy shall provide that it may not be canceled except on thirty (30) days prior written notice to Sublicensor. Sublicensee shall cause a certificate of insurance to be issued to Sublicensor within thirty (30) days after this Agreement is executed and shall instruct its insurer to notify Sublicensor of any actual, threatened or prospective cancellation, termination or modification of such policy. Sublicensee shall promptly reimburse Sublicensor for any premiums and other expenses that Sublicensor incurs in order to obtain or maintain such insurance because of Sublicensee's failure to do so. Such reimbursements shall not, however, cure or excuse Sublicensee's default in obtaining or maintaining such insurance. In addition to, but not in limitation of, the aforesaid product liability policy, if Sublicensee runs or sponsors a special event, or including, without limitation, parties in which the Trademark is used or mentioned, Sublicensee shall obtain and maintain special event liability coverage in the amount of Ten Million ($10,000,000.00) Dollars, naming Sublicensor and Master Licensor as additional insureds. Sublicensee shall, before any such event is held, provide Sublicensor with a certificate of insurance therefor.

                  5.5 Sublicensee shall indemnify and hold Sublicensor and Master Licensor harmless from and against any and all claims, damages (including, without limitation, for loss of royalties and damage to the Trademark), costs and expenses (including reasonable attorneys' fees and expenses) incurred by Sublicensor or Master

Licensor as a result of (a) the manufacture or sale by any of Sublicensee's contractors of any counterfeit merchandise bearing the Trademark or (b) the contractor's sale of Sublicensed Products to person or entities other than Sublicensee, where Sublicensee has placed any order with a contractor after it has actual knowledge such contractor has engaged in any conduct specified in clause (a) or (b) above.


                                   ARTICLE VI

         6.       Default and Termination

                  6.1 The following conditions and occurrences shall each constitute an "Event of Default", with time "being of the essence" as to any matter specified in subparagraphs (a), (d) or (h) below:

                      (a) Sublicensee's failure to pay Sublicensor the full amount of any royalties due Sublicensor under Article II of this Agreement by the prescribed date for such payment, not cured within thirty (30) days after notice;

                      (b) Sublicensee's failure to deliver full and accurate reports pursuant to any of the provisions of this Agreement by the prescribed due date therefor, not cured within thirty (30) days after notice;

                      (c) Sublicensee knowingly making or furnishing a false statement in connection with or as part of any report, notice or request rendered pursuant to this Agreement;

                      (d) Sublicensee's failure to maintain the insurance required under paragraph 5.4, not cured within five (5) business days after notice;

                      (e) the attempted or actual assignment, transfer or sublicense of Sublicensee's rights under this Agreement without Sublicensor's prior written consent;

                      (f) Sublicensee's use of the Trademark in an unauthorized or unapproved manner;

                      (g) Sublicensee's use of other trademarks on or in association with Sublicensed Products bearing the Trademark, without the prior written consent of Sublicensor;

                      (h) the failure of Sublicensee to indemnify Sublicensor and/or Master Licensor pursuant to paragraph 5.3 or paragraph 5.5 above, not cured within fifteen (15) days after notice;

                      (i) Sublicensee's sale of Sublicensed Products which do not conform in all material respects to the scent or substance of Sublicensed Products approved by Sublicensor or to the styles of packaging or quality of samples of such goods approved by Sublicensor;

                      (j) (A) the failure of Sublicensee to comply with any obligation set forth in paragraphs 1.4(b), 1.8, 1.10 (last sentence), 1.12, 1.13, 3.1, 3.2(a) - (h), 3.5, 3.6 or 3.7 above or (B) the failure of Sublicensee to comply with any obligation set forth in paragraphs 1.9 or 1.15, not cured within thirty (30) days after notice to Sublicensor;

                      (k) the commencement by or against Sublicensee of any proceeding in bankruptcy, or similar law, seeking reorganization, liquidation, dissolution, arrangement, readjustment, discharge of debt, or seeking the appointment of a receiver, trustee or custodian of all or any substantial part of Sublicensee's property, or Sublicensee making of an assignment for the benefit of creditors, or Sublicensee's acknowledgment of its insolvency or inability to pay debts, or the commencement of involuntary bankruptcy proceedings against Sublicensee;

                      (l) Sublicensee's sale of Close-outs in excess of the amount permitted pursuant to paragraph 1.7;

                      (m) Sublicensee's sale of any Sublicensed Products not approved pursuant to paragraph 3.2, except that a first such sale involving fewer than 500 units shall not be an Event of Default;

                      (n) Sublicensee's breach of paragraph 3.3 not cured within five (5) business days after notice;

                      (o) persons or entities other than Inter Parfums, Inc., Jean Madar or Philippe Benacin owning a controlling interest of Sublicensee, or the President or Chief Financial Officer of Sublicensee being convicted of a felony;

                      (p) Sublicensee's failure to pay Sublicensor any Shortfall Payment due pursuant to paragraph 4.1 not cured within fifteen (15) days after notice of default from Sublicensor;

                      (q) any sale of Sublicensed Products to any customer which is not within Authorized Distribution Channels; or

                      (r) the breach by Sublicensee of any other material obligation made herein not cured within thirty (30) days after notice of default to Sublicensee.

                  10.1 Upon the occurrence of any Event of Default about which Sublicensor notifies Sublicensee, this Agreement shall be deemed automatically and immediately to have terminated without requiring notice to Sublicensee, and all rights granted to Sublicensee under this Agreement shall immediately and automatically revert to Sublicensor. Upon any such termination all Minimum Guaranteed Royalties payable under paragraph 2.2 shall for the duration of the Initial Term, as liquidated damages for early termination of this Agreement and not as a penalty, accelerate and become immediately due and payable to Sublicensor. Notwithstanding anything contained above to the contrary, Sublicensee shall not be required to pay Sublicensor pursuant to the previous sentence, more than a sum equal to the lesser of (i) next twelve quarterly Minimum Guaranteed Royalty payments coming due Sublicensor pursuant to paragraph
2.2 above or (ii) the remaining Minimum Guaranteed Royalty payments due Sublicensor over the balance of the Initial

Term, after the date of termination (the "Termination Payment"). If Sublicensor enters into a subsequent fragrance sublicense in connection with the Trademark, then Sublicensor shall reimburse Sublicensee for the Termination Payment to the extent Sublicensor receives royalties, if any, from such subsequent fragrance licensee in respect of the periods for which the Termination Payment was paid to Sublicensor, less (x) any reasonable legal fees and costs incurred by Sublicensor in connection with consummating any such subsequent fragrance sublicense and collecting any such royalties and (y) any reasonable fees paid to any licensing agent or other agent, who is not an employee of Sublicensor or an affiliate thereof, as compensation for obtaining any such subsequent fragrance sublicensee. Such termination shall be without prejudice to any other right of Sublicensor, including the right to damages and/or equitable relief, relating to any breach of this Agreement occurring prior to termination, or the breach of any obligation expressly surviving termination of this Agreement. Sublicensee acknowledges that Sublicensor shall be entitled to the granting of preliminary and permanent injunctive relief, without the necessity of posting a bond, to restrain Sublicensee from further using the Trademark, upon the termination of this Agreement pursuant to this paragraph 6.2, without limiting Sublicensor's right to other relief, including, without limitation, the right to damages.

                  10.1 Sixty (60) days prior to the expiration of this Agreement or within ten (10) days after termination of this Agreement, pursuant to paragraph 6.2 above, Sublicensee shall provide Sublicensor with a written inventory of all fully-manufactured Sublicensed Products, including therein all items of Sublicensed Products, bottles, containers and packages bearing the Trademark in Sublicensee's possession or in warehouses owned, leased or used by Sublicensee, and all work in progress. (The requirement of Sublicensee providing Sublicensor with such inventory post-termination shall not afford Sublicensee any post-termination sell-off rights not specifically provided in paragraph 6.4, such rights being strictly prohibited.) Such inventory shall specify for each location (name and address) in which Sublicensed Products and work in progress are maintained, the quantities by style number of each item of Sublicensed Products, bottles, containers and packages possessed by Sublicensee, and the direct costs to Sublicensee of such Sublicensed Products. Sublicensor and Master Licensor and/or their representatives shall upon five (5) business day's notice, be entitled to perform an audit of such Sublicensed Products of each such location. If such audit reveals an under-counting of the inventory by more than three (3%) percent, Sublicensee shall pay the full cost of the Audit. Sublicensee shall be entitled to sell Sublicensed Products following expiration of the Agreement pursuant to paragraph 6.4 below, only to the extent such Sublicensed Products were included within the inventory timely provided Sublicensor under this paragraph 6.3 and were actually in possession of Sublicensee at such time, or were produced prior to expiration to fill an existing order and specified in a supplemental inventory provided within ten
(10) days after expiration of this Agreement.

                  6.2 Upon the effective date of termination of this Agreement, or expiration of this Agreement, Sublicensee, except as specified below, will immediately discontinue (a) use of the Trademark, (b) any scent specially developed for Sublicensed Product used in connection with fragrance sold in connection with the Trademark, or (c) bottles or containers in any designs or shapes specifically developed for the Sublicensed Products, whether in connection with the sale, advertisement or manufacture of Sublicensed Products or otherwise, and will not resume the use thereof or adopt any colorable imitation of the Trademark or any of its parts or designs incorporated therein or material parts thereof, and will, at Sublicensor's option upon termination, or in the case of expiration, after the sell-off period provided below, (a) promptly destroy at a date, place and time as to which Sublicensee has given Sublicensor at least five (5) business days notice (at which destruction Sublicensor and/or its authorized representatives may be present), or (b) sell and convey to Sublicensor at Sublicensee's cost therefor, free of all liens and encumbrances, all plates, engravings, computer tapes, molds, or the like used to make or reproduce the Trademark in Sublicensee's possession, and all items affixed with likenesses or reproductions of the Trademark in Sublicensee's possession, whether Sublicensed Products, labels, bags, boxes, bottles, tags or otherwise, and, upon request by Sublicensor, will assign to Sublicensor, at no cost to Sublicensor, such rights as Sublicensee may have acquired in the Trademark. Any other provision in this Agreement to the contrary notwithstanding, except as otherwise provided below, Sublicensee shall be entitled for a period of one hundred eighty (180) days after expiration of this Agreement or termination of this Agreement (but not upon termination of this Agreement pursuant to paragraph 6.2 where such termination is based on any of paragraphs 6.1(a), (h), (m) or (p), in which event no sell-off shall be permitted) to sell Sublicensed Products on a non-exclusive basis provided (a) where this Agreement has been terminated, Sublicensee has paid Sublicensor the Termination Payment due pursuant to paragraph 6.2, (b) the Sublicensed Products have been approved in accordance with Article III above and the Sublicensed Products, including scents, and all bottles, containers and packaging and are not in any way non-conforming as to any samples previously approved, (c) Sublicensee makes no advertising or promotional use of the Trademark during such sell-off period, (d) Sublicensee pays Sublicensor timely Percentage Royalties, as specified below, and

                      (e) Sublicensee complies with all provisions of this Agreement, including, without limitation, paragraphs 1.4 and 3.2, above during the one hundred eighty (180) day sell-off period. Sublicensee shall pay to Sublicensor the Percentage Royalties due under paragraph 2.1 above for such sales of Sublicensed Products within five (5) days after the end of each thirty
(30) day period for sales made during such one hundred eighty (180) day period, accompanied by the reports required under paragraph 2.1 above. If during the 180-day sell-off (a) occurring after expiration of this Agreement, Sublicensee breaches any obligation set forth in this paragraph 6.4, Sublicensor shall be entitled to terminate all sell-off rights immediately on written notice to Sublicensee (i) if such breach is specified in paragraph 6.1 as a breach for which no cure is permitted or (ii) for any other breach, the breach is not cured within the time specified for cure within paragraph 6.1, or if no such time is specified, then within thirty (30) days after notice to Sublicensee. Sublicensed Products are deemed sold when shipped. Notwithstanding anything contained above to the contrary, Sublicensor shall be entitled to purchase from Sublicensee within thirty (30) days after receipt of the Inventory specified in paragraph
6.3 above, any or all of Sublicensee's Sublicensed Products: (a) at a price equal to the Most Favored Nation's Distributor Price; or (b) in the case of a termination pursuant to paragraph 6.2 at a price equal to Sublicensee's direct cost therefor (labor, materials, duties, freight). At its option, Sublicensor shall also have the exclusive right to obtain orders for Sublicensed Products, designated by Sublicensor from Sublicensee's inventory provided pursuant to paragraph 6.3 above and to receive commissions for any such orders pursuant to paragraph 1.6 above. In the event (a) Sublicensor does not purchase all of the aforesaid Sublicensed Products, (b) no sell-off rights are provided hereunder due to a termination of this Agreement or (c) all sell-off rights provided have expired, in any such event, Sublicensor shall be entitled to cause all Sublicensed Products in the possession of Sublicensee and its distributor, to be destroyed on an agreed date, time and place, with Sublicensor and/or its representative entitled to be present at such destruction. No later than (a) thirty (30) days prior to the expiration of the 180-day sell-off period provided above and (b) within thirty (30) days after the termination by Sublicensor of any sell-off period pursuant to the fourth sentence of paragraph 6.4, Sublicensee shall provide Sublicensor an inventory of all Sublicensed Products, bottles, containers and packaging bearing the Trademark in the possession of Sublicensee and its warehouses. Sublicensor shall have the same audit rights as to such items as provided in paragraph 6.3.

                  6.2 The expiration or termination of this Agreement shall not affect or limit any obligations or rights relating to any matter arising prior to termination or expiration of this Agreement. The terms and conditions set forth in paragraphs 2.1, 2.2, 2.3, 2.4, 2.5, 3.5, 3.6, 5.1, 5.2, 5.3, 5.4, 5.5, 6.2, 6.3, 6.4 (and during sell-off, all provisions of this Agreement), 7.1, 8.1, 8.2, 8.3, 9.1, 9.2, 9.3 and 10.1 (and 11.1(a), (b) and (c)
if, and to the extent this Agreement is renewed in accordance with such provisions) shall survive the expiration or termination of this Agreement, without limiting the rights and remedies of the parties with respect to any breach of the Agreement pre-dating expiration or termination.

                                   ARTICLE VII

         7.       Notices

                  7.1 Any notices to be given under this Agreement shall be in writing and shall for all purposes be deemed to be fully given by a party when sent by certified or registered mail, postage prepaid, or reputable overnight carrier, to the other party at the respective address set forth below. The date of mailing shall be deemed to be the date on which such notice is given. Either party may change its address for the purposes of this Agreement by giving the other party written notice of its new address.

         The address of Sublicensor is designated as:

                  GTFM, LLC
                  350 Fifth Avenue
                  New York, New York  10118
                  Attention:   Mr. Daymond John
                               Mr. Bruce Weisfeld

         With a copy to:

                  Davidoff & Malito LLP
                  605 Third Avenue
                  New York, New York  10158
                  Attention:  Charles Klein, Esq.

         The address of Sublicensee is designated as:

                  Jean Philippe Fragrances, LLC
                  551 Fifth Avenue
                  New York, New York 10176
                  Attention: Jean Madar, CEO

         With a copy to:

                  Joseph A. Caccamo, Esq.
                  Nason, Yeager, Gerson, White & Lioce, PA
                  1645 Palm Beach Lakes Blvd.
                  Suite 1200
                  West Palm Beach, Florida 33401

                                  ARTICLE VIII

         8.       Enforcement of the Agreement

                  8.1 This Agreement shall be governed by, and interpreted under, the laws of the State of New York without reference to principles of conflict of laws. Any controversy arising out of this Agreement, shall be resolved without a jury in a federal or state court of competent jurisdiction located in the State of New York, County of New York. The parties consent to jurisdiction in such courts, waive any objection to such venue and waive trial by jury. The parties stipulate and agree that any judgment relating to this Agreement which is entered in a federal or state court of competent jurisdiction located within the City of New York shall be binding throughout the world and may be sued upon, docketed, entered and/or enforced, without challenge or opposition on their part and without re-trial of any of the issues which gave rise to such judgment, in any state, country, province, commonwealth or territory having jurisdiction over their respective persons or properties. Legal Process may be served on either party by Certified Mail, Return Receipt Requested or any other method permitted by the rules of the Court in which an action is commenced.

                  8.2 In the event any provision of this Agreement shall be held invalid or unenforceable, it shall be deemed modified, but only to the extent necessary to make it lawful. To effect such modification, the said provision shall be deemed deleted, added to and/or rewritten, whichever shall most fully preserve the intentions of the parties as originally expressed herein.

                  8.3 The obligations of the parties under this Agreement shall be binding upon their legal assigns and successors, but this Agreement may not be assigned by Sublicensee whether through a merger, assets sale, stock sale or otherwise, except with the prior written consent of Sublicensor. Sublicensor may assign its rights and obligations under this Agreement on written notice to Sublicensee to any entity that (a) assumes such obligations in

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

writing and (b) (i) is the purchaser of all or substantially all of Sublicensor's assets or is an entity into which Licensor is merged or consolidated and has a net worth equal to or exceeding the net worth of Sublicensor, or (ii) is controlled directly or indirectly by one or more present equity holders of Sublicensor.


                                   ARTICLE IX

         9.       Confidentiality

                  9.1 During the Initial Term of this Agreement and any renewal thereof, both Sublicensor and Sublicensee acknowledge that they may be exposed to certain information concerning the other party's products and/or business which is confidential and proprietary information of such other party and not generally known to the public, including, without limitation, the monetary terms and conditions of this Agreement, except to the extent Sublicensee or any affiliate is required to disclose such information in U.S. securities filings despite their best efforts to maintain confidentiality ("Confidential Information"). Both Sublicensor and Sublicensee agree that during and after the Initial Term of this Agreement, neither will use or disclose to any third party any Confidential Information of the other without the prior written consent of such other party. Notwithstanding the foregoing, this Article IX shall not apply
(a) to any Confidential Information which becomes known to the public through no fault of the receiving party (Sublicensor or Sublicensee as the case may be) or which was

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

already known by the receiving party and same can be demonstrated, (b) to any Confidential Information required to be used or disclosed in connection with the enforcement of this Agreement or pursuant to a court or governmental order, or
(c) to any Confidential Information disclosed by Sublicensor to Master Licensor.

                  9.2 Any violation by either Sublicensor or Sublicensee of its obligations pursuant to this Article IX shall not be adequately compensable by monetary damages and the non-violating party shall be entitled to an injunction or other appropriate decree specifically enforcing such party's obligations pursuant to this Article IX.

                  9.3 Upon termination of this Agreement, each party will return the other party's Confidential Information which is under its control or in its possession.

                                    ARTICLE X

         10.  Miscellaneous

                  10.1 (a) This document constitutes the entire agreement of the parties concerning the subject hereof. No representation, warranty, covenant, promise or agreement, even if previously or contemporaneously made, shall survive the signing of this document unless it be expressly stated herein. Except as provided in paragraph 8.2 above, this Agreement may not be altered, modified, terminated or discharged except by a writing signed by both

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

parties. Sublicensor's failure, for any reason, to take action against a breach or default under this Agreement shall not be construed as a waiver of the right to take action against any such breach or default, similar breach or default, it being understood that no waiver shall be effective unless it be made in a writing signed by the party to be charged with it.

                      (b) This Agreement does not make the parties joint venturers and neither party shall have the right to bind the other.

                      (c) This Agreement may be signed in counterparts.

                      (d) The prevailing party in any dispute, as determined by the trier of fact, shall be entitled to receive from the non-prevailing party an amount equal to the reasonable attorneys' fees, costs and expenses incurred by the prevailing party in connection with such dispute, and in any action or proceeding to collect such fees, costs and expenses, as the same may be allowed by a Court of competent jurisdiction.

                                   ARTICLE XI

         11.      Renewal

                  11.1 (a) Provided that Sublicensee is in compliance with all terms and conditions of this Agreement on both the date the First Notice of Renewal (as such term is defined below) is sent, and the date the First Renewal Term (as such term is defined below) commences, and Sublicensee had at least [_______________] Dollars of reported Net Sales of Sublicensed Products during the twelve

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

(12) months preceding the date the First Notice of Renewal is transmitted, Sublicensee shall be entitled to renew this Agreement for a first two (2) year renewal term commencing on January 1, 2007, and expiring on December 31, 2008 (the "First Renewal Term"), by sending a notice of renewal to Licensor no later than July 1, 2006 ("First Notice of Renewal"). The terms and conditions applicable to the First Renewal Term shall be the same as applicable to the Initial Term except that (A) the Minimum Guaranteed Royalties payable during the First Renewal Term pursuant to paragraph 2.2 above shall be in the total amount of [_________________________] Dollars, payable as follows:

                                    January 1, 2007  [__________]
                                    April 1, 2007    [__________]
                                    July 1, 2007     [__________]
                                    October 1, 2007  [__________]

                                    January 1, 2008  [__________]
                                    April 1, 2008    [__________]
                                    July 1, 2008     [__________]
                                    October 1, 2008  [__________]

(B) the Required Annual Advertising Sum to be spent pursuant to paragraph 4.1 above during each Contract Year of the First Renewal Term shall be the greater of (i) [__________] percent of Sublicensee's Net Sales of Sublicensed Products during the Contract Year or (ii) the sum of [____________________] Dollars; (C) each Minimum Foreign Annual Sales Sum specified in paragraph 1.12(b) above shall be increased by [__________] percent (e.g. from [__________] to [__________] and such sums shall be effective for

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

each Contract Year of the First Renewal Term; (D) the Required Annual Advertising Sum for each of Contract Years 6 and 7 shall be a sum equal to the greater of [_________________________] Dollars or (ii) [__________] percent of
Sublicensee's Net Sales of Sublicensed Products in the Contract Year; (E) the Annual Projection referred to in paragraph 4.1(c) shall be based on Net Sales of no less than (i) for Contract Year 6, equal to the greater of [__________] or [__________] percent of Sublicensee's actual Net Sales for Contract Year 5 and
(ii) for Contract Year 7 equal to the greater of [_______________] percent of Sublicensee's actual Net Sales for Contract Year 6; (F) in paragraph 6.2, the words (the "Termination Payment") shall be inserted after the word "Sublicensor" at the end of the second sentence; and (G) each reference to the term "Initial Term" shall read "First Renewal Term".

                      (b) Provided that Sublicensee is in compliance with all terms and conditions of this Agreement on both the date the Second Notice of Renewal (as such term is defined below) is sent, and the date the Second Renewal Term (as such term is defined below) commences, and Sublicensee had at least [_______________] Dollars of reported Net Sales of Sublicensed Products during the twelve (12) months preceding the date the Second Notice of Renewal is transmitted, Sublicensee shall be entitled to renew this Agreement for a second two (2) year renewal term commencing on January 1, 2009, and expiring on December 31, 2010 (the "Second

Renewal Term"), by sending a notice of renewal to Licensor no later than July 1, 2008 ("Second Notice of Renewal"). The terms and conditions applicable to the Second Renewal Term shall be the same as applicable to the Initial Term except that (A) the Minimum Guaranteed Royalties payable during the Second Renewal Term pursuant to paragraph 2.2 above shall be in the total amount of [_______________] Dollars, payable as follows:

                                    January 1, 2009  [__________]
                                    April 1, 2009    [__________]
                                    July 1, 2009     [__________]
                                    October 1, 2009  [__________]

                                    January 1, 2010  [__________]
                                    April 1, 2010    [__________]
                                    July 1, 2010     [__________]
                                    October 1, 2010  [__________]

(B) the Required Annual Advertising Sum to be spent pursuant to paragraph 4.1 above during each Contract Year of the Second Renewal Term shall be the greater of (i) [__________] percent of Sublicensee's Net Sales of Sublicensed Products during the Contract Year or (ii) the sum of [__________] Dollars; (C) each Minimum Foreign Annual Sales Sum specified in paragraph 1.12(b) above shall be increased by [__________] percent over such amounts set forth in the Initial Term (e.g. from [__________] to [__________] and such sums shall be effective for each Contract Year of the Second Renewal Term from that set forth in the Initial Term; (D) the Required Annual Advertising Sum for each of Contract Years 8 and 9 shall be a sum equal to the greater of (i) [_______________]

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

Dollars or (ii) [__________] percent of Sublicensee's Net Sales of Sublicensed Products in the Contract Year; (E) the Annual Projection referred to in paragraph 4.1(c) shall be based on Net Sales no less than (i) for Contract Year 8, the greater of (A) [__________] or (B) [__________] of Sublicensee's actual Net Sales in Contract Year 7 and (ii) for Contract Year 9, a sum equal to the greater of (A) [__________] or (B) a sum equal to [__________] of Sublicensee's actual Net Sales in Contract Year 8; (F) in paragraph 6.2, the words (the "Termination Payment") shall be inserted after the word "Sublicensor" at the end of the second sentence; and (G) each reference to the term "Initial Term" shall read "Second Renewal Term".

                      (c) Provided that Sublicensee is in compliance with all terms and conditions of this Agreement on both the date the Third Notice of Renewal (as such term is defined below) is sent, and the date the Third Renewal Term (as such term is defined below) commences, and Sublicensee had at least [__________] Dollars of reported Net Sales of Sublicensed Products during the twelve (12) months preceding the date the Third Notice of Renewal is transmitted, Sublicensee shall be entitled to renew this Agreement for a third two (2) year renewal term commencing on January 1, 2011, and expiring on December 31, 2012 (the "Third Renewal Term"), by sending a notice of renewal to Licensor no later than July 1, 2010 ("Third Notice of Renewal"). The terms and conditions

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

applicable to the Third Renewal Term shall be the same as applicable to the Initial Term except that (A) the Minimum Guaranteed Royalties payable during the Third Renewal Term pursuant to paragraph 2.2 above shall be in the total amount of [__________] Dollars, payable as follows:

                                    January 1, 2011  [__________]
                                    April 1, 2011    [__________]
                                    July 1, 2011     [__________]
                                    October 1, 2011  [__________]

                                    January 1, 2012  [__________]
                                    April 1, 2012    [__________]
                                    July 1, 2012     [__________]
                                    October 1, 2012  [__________]

(B) the Required Annual Advertising Sum to be spent pursuant to paragraph 4.1 above during each Contract Year of the Third Renewal Term shall be the greater of (i) [__________] percent of Sublicensee's Net Sales of Sublicensed Products during the Contract Year or (ii) the sum of [__________] Dollars; (C) each Minimum Foreign Annual Sales Sum specified in paragraph 1.12(b) above shall be increased by [__________] percent over the amount specified for the Initial Term (e.g. from [__________] to [__________] and such Minimum Foreign Annual Sales Sums shall be effective for each Contract Year of the Third Renewal Term; (D) the Required Annual Advertising Sum for each of Contract Years 10 and 11 shall be a sum equal to the greater of (i) [__________] Dollars or (ii) [_____] (_____) percent of Sublicensee's Net Sales of Sublicensed Products in the Contract Year; (E) the Annual Projection referred to in

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

paragraph 4.1(c) shall be based on no less than (i) for Contract Year 10, the greater of (A) [__________] or (B) [__________] of Sublicensee's actual Net Sales in Contract Year 9 and (ii) for Contract Year 11, a sum equal to the greater of (A) [__________] or (B) a sum equal to [__________] of Sublicensee's actual Net Sales in Contract Year 10; (F) in paragraph 6.2, the words (the "Termination Payment") shall be inserted after the word "Sublicensor" at the end of the second sentence; and (G) all references to the term "Initial Term" shall read "Third Renewal Term".

         IN WITNESS WHEREOF, the parties have signed and entered into this Agreement as of the day and year first set forth above.

                             GTFM, LLC (Sublicensor)

                             By:/s/ Bruce Weisfeld
                                -----------------------------------------
                                     Bruce Weisfeld, President

                             JEAN PHILIPPE FRAGRANCES, LLC
                             (Sublicensee)

                             By:/s/ Jean Mader
                                -----------------------------------------
                                    Jean Madar, Chief Executive Officer


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

                           The undersigned agrees to abide by the terms and conditions of paragraphs 1.5(a), 1.5(c), 9.1, 9.2 and
                           9.3 set forth above.

                                    GTFM, INC. (Master Licensor)

                                    By:/s/ Bruce Weisfeld
                                       ----------------------------------
                                       Bruce Weisfeld, President

                       Guaranty of Payment and Performance

         In order to induce GTFM, LLC to enter into the above Trademark Sublicense Agreement, Inter Parfums, Inc., a Delaware corporation located at 551 Fifth Avenue, New York, New York ("Guarantor") irrevocably and unconditionally guarantees to GTFM, LLC the full, faithful and timely performance of all obligations of Jean Philippe Fragrances, LLC, as Sublicensee under the above Trademark Sublicense Agreement dated June 22, 2000 (the "Sublicense Agreement") owed to GTFM, LLC, as Sublicensor thereunder, including, without limitation, the payment of Percentage Royalties, Minimum Guaranteed Royalties and Advertising Shortfalls thereunder, and any obligation owed Sublicensor pursuant to any document annexed as an Exhibit to the Sublicense Agreement. This Guaranty shall be governed by, and interpreted under, the laws of the State of New York without reference to principles of conflicts of laws. Any controversy arising out of this Agreement, shall be resolved without a jury in a court located in the State of New York County of New York. The undersigned Guarantor consents to jurisdiction in such courts, waive any objection to such venue and waives trial by jury. The Guarantor agrees that any judgment relating to this Guaranty which is entered in a court located within the City of New York shall be binding throughout the world and may be sued upon, docketed, entered and/or enforced, without challenge or opposition

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

on their part and without re-trial of any of the issues which gave rise to such judgment, in any state, country, province, commonwealth or territory having jurisdiction over the Guarantor against whom judgment is sought to be entered or enforced. In the event any provision of this Guaranty shall be held invalid or unenforceable, it shall be deemed modified, but only to the extent necessary to make it lawful. To effect such modification, the said provision shall be deemed deleted, added to and/or written, whichever shall most fully preserve the intentions of the parties as originally expressed herein.

         The obligations of the Guarantor under this Guaranty shall be binding upon its legal assigns and successors, but this Guaranty may not be assigned by the Guarantor except with the prior written consent of GTFM, LLC. GTFM, LLC may assign its rights under this Guaranty to any person or entity to which it has properly assigned its rights and obligations under the Sublicense Agreement. Guarantor represents, warrants and covenants to GTFM, LLC that (a) it is a corporation, organized and duly existing under the laws of Delaware, and (c) the execution, delivery and performance of this Guaranty have been authorized by all necessary corporate action by Guarantor.

         This Guaranty may not be altered, modified, terminated or discharged except by a writing signed by Guarantor and GTFM, LLC. The failure of GTFM, LLC for any reason, to take action against a

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

breach or default under this Guaranty shall not be construed as a waiver of the right to take action against any such breach or default, similar breach or default.

         The prevailing party in any dispute concerning this Guaranty, as determined by the trier of fact, shall be entitled to receive from the non-prevailing party an amount equal to the reasonable attorneys' fees, costs, and expenses incurred by the prevailing party in connection with such dispute, and in any action or proceeding to collect such fees, costs and expenses.

         The Guarantor acknowledges that GTFM, LLC would not enter into the above Trademark Sublicense Agreement in the absence of this Guaranty. The obligation of the undersigned Guarantor under this guaranty is a primary and unconditional guaranty and shall be enforceable against of the Guarantor before or after proceeding against the Sublicensee, and before or after the expiration or termination of the above Sublicense Agreement, and regardless of any insolvency on the part of Jean Philippe Fragrances, LLC as Sublicensee. Guarantor agrees that the Trademark Sublicense Agreement is valid and binding and shall not raise any defense as to such validity or binding nature. Notices of default under the Sublicense Agreement shall be given to the Guarantor in accordance with the Sublicense Agreement.

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

         Service of process may be made on the Guarantor by Certified Mail, Return Receipt Requested and by any other method in satisfaction of the rules of the Court in question.

Dated: June 22, 2000
                                     INTER PARFUMS, INC. (Guarantor)

                                     By:/s/ Jean Madar
                                        --------------------------------
                                        Jean Madar, CEO
                                        A Duly Authorized Signatory

TERMS OF GUARANTY ACCEPTED:
GTFM, LLC

By:/s/ Bruce Weidfeld
   ----------------------------------
   Bruce Weisfeld, President

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